Exhibit 99.1

PJT Partners Inc. Reports Third Quarter and Nine Months 2020 Results

Third Quarter Highlights

>	Total Revenues of $298 million, up 71% from a year ago
–	Advisory Revenues of $262 million, up 80%
–	Placement Revenues of $32 million, up 24%
>	GAAP Pretax Income of $70 million and Adjusted Pretax Income of $76 million
>	GAAP Diluted EPS of $1.22 and Adjusted EPS of $1.36

Nine Month Highlights

>	Total Revenues of $730 million, up 56% from a year ago
–	Advisory Revenues of $612 million, up 59%
–	Placement Revenues of $106 million, up 37%
>	GAAP Pretax Income of $153 million and Adjusted Pretax Income of $171 million
>	GAAP Diluted EPS of $2.87 and Adjusted EPS of $3.10

Capital Management and Balance Sheet

>	Repurchased approximately 494 thousand share equivalents during the quarter and approximately 1.7 million share equivalents YTD
–	Intend to repurchase an additional 1.1 million Partnership Units for cash in November 2020
>	$367 million of cash, cash equivalents and short-term investments and no funded debt

Paul J. Taubman, Chairman and Chief Executive Officer, said, “As we mark our five-year anniversary as a public company, we are pleased to report record results for the quarter and the nine months. Our results reflect the unique depth and breadth of our franchise and highlight our differentiated ability to strategically navigate challenging market environments. We remain confident in our future growth prospects.”

Media Relations: Julie Oakes Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com

New York, October 27, 2020: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today reported Total Revenues of $297.6 million for third quarter 2020 compared with $174.2 million for the prior year quarter. GAAP Net Income and Adjusted Net Income, If-Converted were $58.1 million and $56.7 million, respectively, for the current quarter compared with $14.8 million and $24.5 million, respectively, for the prior year quarter. GAAP Diluted EPS and Adjusted EPS were $1.22 and $1.36, respectively, for the current quarter compared with $0.28 and $0.60, respectively, for the prior year quarter.

Total Revenues for the nine months ended September 30, 2020 were $730.3 million compared with $469.0 million for the same period in 2019. GAAP Net Income and Adjusted Net Income, If-Converted were $131.0 million and $126.9 million, respectively, for the nine months compared with $25.7 million and $56.9 million, respectively, for the same period in 2019. GAAP Diluted EPS and Adjusted EPS were $2.87 and $3.10, respectively, for the nine months compared with $0.52 and $1.39, respectively, for the same period in 2019.

Revenues

The following table sets forth revenues for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
	(Dollars in Millions)
Revenues
Advisory	$262.4	$146.1	80%	$611.5	$383.6	59%
Placement	31.8	25.6	24%	106.0	77.6	37%
Interest Income & Other	3.4	2.6	33%	12.7	7.8	63%
Total Revenues	$297.6	$174.2	71%	$730.3	$469.0	56%

Three Months Ended

Total Revenues increased 71% to $297.6 million for third quarter 2020 from $174.2 million for the prior year quarter.

Advisory Revenues increased 80% to $262.4 million for the current quarter from $146.1 million for the prior year quarter. Growth in Advisory Revenues was driven by a substantial increase in completed restructurings as well as increased strategic advisory revenues.

Placement Revenues increased 24% to $31.8 million for the current quarter from $25.6 million for the prior year quarter. The increase in Placement Revenues was principally driven by growth in fund placement activity for private equity clients.

Nine Months Ended

Total Revenues increased 56% to $730.3 million for the nine months ended September 30, 2020 from $469.0 million for the same period a year ago.

Advisory Revenues increased 59% to $611.5 million for the nine months from $383.6 million for the same period a year ago. Advisory Revenues increased due to significant increases in both restructuring revenues and strategic advisory revenues.

Placement Revenues increased 37% to $106.0 million for the nine months from $77.6 million for the same period a year ago. Placement Revenues increased principally due to increased corporate private placement activity.

Interest Income & Other was $12.7 million for the nine months compared with $7.8 million for the same period a year ago. The increase in Interest Income & Other was primarily driven by more favorable foreign currency translation rates during the nine months.

Expenses

The following tables set forth information relating to the Company’s expenses for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,
	2020		2019
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$196.9	$193.4	$123.0	$111.5
% of Revenues	66.2%	65.0%	70.6%	64.0%
Non-Compensation	$30.6	$28.2	$31.4	$29.2
% of Revenues	10.3%	9.5%	18.0%	16.8%
Total Expenses	$227.5	$221.6	$154.4	$140.7
% of Revenues	76.4%	74.5%	88.6%	80.8%
Pretax Income	$70.1	$76.0	$19.8	$33.5
% of Revenues	23.6%	25.5%	11.4%	19.2%

	Nine Months Ended September 30,
	2020		2019
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$485.7	$474.7	$337.4	$300.2
% of Revenues	66.5%	65.0%	71.9%	64.0%
Non-Compensation	$91.3	$85.0	$98.3	$92.1
% of Revenues	12.5%	11.6%	21.0%	19.6%
Total Expenses	$577.0	$559.7	$435.7	$392.3
% of Revenues	79.0%	76.6%	92.9%	83.6%
Pretax Income	$153.3	$170.6	$33.3	$76.7
% of Revenues	21.0%	23.4%	7.1%	16.4%

Compensation and Benefits Expense

Three Months Ended

GAAP Compensation and Benefits Expense was $196.9 million for third quarter 2020 compared with $123.0 million for the prior year quarter. Adjusted Compensation and Benefits Expense was $193.4 million for the current quarter compared with $111.5 million for the prior year quarter. The increase in Compensation and Benefits Expense was principally the result of significantly improved operating performance during the current quarter.

Nine Months Ended

GAAP Compensation and Benefits Expense was $485.7 million for the nine months ended September 30, 2020 compared with $337.4 million for the same period a year ago. Adjusted Compensation and Benefits Expense was $474.7 million for the nine months compared with $300.2 million for the same period a year ago. The increase in Compensation and Benefits Expense was principally the result of significantly improved operating performance during the current nine month period.

Non-Compensation Expense

Three Months Ended

GAAP Non-Compensation Expense was $30.6 million for third quarter 2020 compared with $31.4 million for the prior year quarter. Adjusted Non-Compensation Expense was $28.2 million for the current quarter compared with $29.2 million for the prior year quarter.

GAAP and Adjusted Non-Compensation Expense decreased during the current quarter compared with the prior year quarter, primarily driven by a decrease in Travel and Related and partially offset by an increase in Other Expenses. Travel and Related decreased due to reduced travel and entertainment activity stemming from the global health crisis. Other Expenses increased $3.3 million due to a variety of factors, the largest of which relates to charitable contributions made to causes supporting COVID-19 relief and the advancement of racial equity.

Nine Months Ended

GAAP Non-Compensation Expense was $91.3 million for the nine months ended September 30, 2020 compared with $98.3 million for the same period a year ago. Adjusted Non-Compensation Expense was $85.0 million for the nine months compared with $92.1 million for the same period a year ago.

GAAP and Adjusted Non-Compensation Expense decreased during the nine months compared with the same period a year ago, primarily driven by decreases in Travel and Related as well as Professional Fees, and partially offset by increases in Other Expenses and Occupancy and Related. Travel and Related decreased due to reduced travel and entertainment activity stemming from the global health crisis. Other Expenses increased $3.3 million due to a variety of factors, the largest of which relates to charitable contributions made to causes supporting COVID-19 relief and the advancement of racial equity. Occupancy and Related increased due to increased occupancy expense in certain locations.

Provision for Taxes

As of September 30, 2020, PJT Partners Inc. owned 61.1% of PJT Partners Holdings LP. PJT Partners Inc. is subject to corporate U.S. federal and state income tax while PJT Partners Holdings LP is subject to New York City unincorporated business tax and other entity-level taxes imposed by certain state and foreign jurisdictions. Please refer to Note 12. “Stockholders’ Equity (Deficit)” in the “Notes to Consolidated Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for further information about the corporate ownership structure.

In calculating Adjusted Net Income, If-Converted, the Company has assumed that all outstanding Class A partnership units in PJT Partners Holdings LP (“Partnership Units”) (excluding the unvested partnership units that have yet to satisfy certain market conditions) have been exchanged into shares of the Company’s Class A common stock, subjecting all of the Company’s income to corporate-level tax.

The effective tax rate for Adjusted Net Income, If-Converted for the nine months ended September 30, 2020 was 25.6% compared with 25.5% for full year 2019. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense, tax benefit recorded pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) as well as certain payments to The Blackstone Group Inc. (“Blackstone”) resulting from the October 1, 2015 spin-off.

Capital Management and Balance Sheet

As of September 30, 2020, the Company held cash, cash equivalents and short-term investments of $367 million, and had no funded debt.

On April 24, 2019, the Company’s Board of Directors authorized the repurchase of shares of the Company’s Class A common stock in an amount up to $100 million. As of September 30, 2020, the Company’s remaining repurchase authorization was $43.5 million.

During the third quarter 2020, the Company repurchased 289,255 shares of Class A common stock pursuant to the share repurchase program, repurchased 202,384 Partnership Units for cash pursuant to the quarterly exchange program and net share settled 2,554 shares to satisfy employee tax obligations. In aggregate during the third quarter 2020, the Company repurchased an equivalent of 494,193 shares at an average price of $55.31 per share.

The Company intends to repurchase 1.1 million Partnership Units for cash on November 3, 2020 at a price to be determined by the volume-weighted average price per share of the Company’s Class A common stock on October 29, 2020.

Dividend

The Board of Directors of PJT Partners Inc. has declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on December 16, 2020 to Class A common stockholders of record on December 2, 2020.

COVID-19 Impact on Operations

The vast majority of the Company’s employees have been working remotely since mid-March 2020. There have been no material changes to the Company’s internal controls as a result of this working environment. The Company has undertaken steps to allow a limited number of employees to return to office locations on a voluntary basis, following safety protocols from health advisors and the respective governmental agencies. The Company is prepared to continue operating in a remote work environment for the foreseeable future, if necessary.

Quarterly Investor Call Details

PJT Partners will host a conference call on October 27, 2020 at 8:30 a.m. ET to discuss its third quarter 2020 results. The conference call can be accessed via the internet on www.pjtpartners.com or by dialing +1 (866) 548-4713 (U.S. domestic) or +1 (720) 543-0206 (international), passcode 7234131. For those unable to listen to the live broadcast, a replay will be available following the call at www.pjtpartners.com or by dialing +1 (888) 203-1112 (U.S. domestic) or +1 (719) 457-0820 (international), passcode 7234131.

About PJT Partners

PJT Partners is a premier global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, strategic capital markets, restructuring and special situations, shareholder advisory, and private fund advisory and fundraising services to corporations, financial sponsors, institutional investors and governments around the world. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through PJT Park Hill, private fund advisory and fundraising services for alternative investment managers, including private equity funds, real estate funds and hedge funds. To learn more about PJT Partners, please visit our website at www.pjtpartners.com.

Forward-Looking Statements

Certain material presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include certain information concerning future results of operations, business strategies, acquisitions, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “opportunity,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (a) changes in governmental regulations and policies; (b) the possibility of cyberattacks, security vulnerabilities, and internet disruptions, including breaches of data security and privacy leaks, data loss, and business interruptions; (c) the possibility of failure of the Company’s computer systems or communication systems during a catastrophic event, including as a result of the increased use of remote work environments and virtual platforms during the outbreak of COVID-19 (coronavirus); (d) the impact of catastrophic events, such as COVID-19, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business failures; (e) the impact of catastrophic events, such as COVID-19, on the Company’s employees and the Company’s ability to provide services to its clients and respond to their needs; (f) the failure of third-party service providers to perform their functions; and (g) volatility in the political and economic environment.

Any of these factors, as well as such other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended June 30, 2020, in each case filed with the United States Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in the Company’s periodic filings with the SEC, accessible on the SEC’s website at www.sec.gov, could cause the Company’s results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that the Company is unable to predict at this time or that are not currently expected to have a material adverse effect on its business. Any such risks could cause the Company’s results to differ materially from those expressed in forward-looking statements.

Non-GAAP Financial Measures

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the Company’s operating results: Adjusted Pretax Income; Adjusted Net Income; Adjusted Net Income, If-Converted, in total and on a per-share basis (referred to as “Adjusted EPS”); Adjusted Compensation and Benefits Expense and Adjusted Non-Compensation Expense. These non-GAAP measures, presented and discussed in this earnings release, remove the significant accounting impact of: (a) transaction-related compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and acquisition of CamberView Partners Holdings, LLC (“CamberView”); (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”), the acquisition of PJT Capital LP, and the acquisition of CamberView; and (c) the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided in the Appendix.

To help investors understand the effect of the Company’s ownership structure on its Adjusted Net Income, the Company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy certain market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense, tax benefit recorded pursuant to the CARES Act as well as certain payments to Blackstone resulting from the October 1, 2015 spin-off.

Appendix

GAAP Condensed Consolidated Statements of Operations (unaudited)

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

Summary of Shares Outstanding (unaudited)

Footnotes

PJT Partners Inc.

GAAP Condensed Consolidated Statements of Operations (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Advisory	$262,400	$146,075	$611,530	$383,577
Placement	31,774	25,596	106,026	77,603
Interest Income and Other	3,389	2,556	12,741	7,807
Total Revenues	297,563	174,227	730,297	468,987
Expenses
Compensation and Benefits	196,896	123,040	485,650	337,356
Occupancy and Related	8,564	7,883	25,877	22,821
Travel and Related	546	5,567	6,379	19,247
Professional Fees	6,014	6,120	16,077	17,589
Communications and Information Services	3,435	3,365	10,575	10,071
Depreciation and Amortization	3,700	3,454	11,229	10,709
Other Expenses	8,312	5,015	21,178	17,906
Total Expenses	227,467	154,444	576,965	435,699
Income Before Provision for Taxes	70,096	19,783	153,332	33,288
Provision for Taxes	11,989	5,002	22,299	7,544
Net Income	58,107	14,781	131,033	25,744
Net Income Attributable to Non-Controlling Interests	27,200	7,956	59,596	12,992
Net Income Attributable to PJT Partners Inc.	$30,907	$6,825	$71,437	$12,752
Net Income Per Share of Class A Common Stock
Basic	$1.25	$0.28	$2.92	$0.53
Diluted	$1.22	$0.28	$2.87	$0.52
Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,645,853	24,013,033	24,431,436	24,107,179
Diluted	26,242,631	24,973,570	25,452,816	25,024,084

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP Net Income	$58,107	$14,781	$131,033	$25,744
Less: GAAP Provision for Taxes	11,989	5,002	22,299	7,544
GAAP Pretax Income	70,096	19,783	153,332	33,288

Adjustments to GAAP Pretax Income
Transaction-Related Compensation Expense(1)	3,480	11,535	10,957	37,205
Amortization of Intangible Assets(2)	1,928	1,758	5,783	5,726
Spin-Off-Related Payable Due to Blackstone(3)	464	430	517	515
Adjusted Pretax Income	75,968	33,506	170,589	76,734
Adjusted Taxes(4)	12,870	6,192	23,652	12,457
Adjusted Net Income	63,098	27,314	146,937	64,277

If-Converted Adjustments
Less: Adjusted Taxes(4)	(12,870)	(6,192)	(23,652)	(12,457)
Add: If-Converted Taxes(5)	19,296	8,959	43,717	19,786
Adjusted Net Income, If-Converted	$56,672	$24,547	$126,872	$56,948

GAAP Net Income Per Share of Class A Common Stock
Basic	$1.25	$0.28	$2.92	$0.53
Diluted	$1.22	$0.28	$2.87	$0.52
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,645,853	24,013,033	24,431,436	24,107,179
Diluted	26,242,631	24,973,570	25,452,816	25,024,084

Adjusted Net Income, If-Converted Per Share	$1.36	$0.60	$3.10	$1.39
Weighted-Average Shares Outstanding, If-Converted	41,542,673	40,917,949	40,954,770	41,022,464

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data – continued (unaudited)

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP Compensation and Benefits Expense	$196,896	$123,040	$485,650	$337,356
Transaction-Related Compensation Expense(1)	(3,480)	(11,535)	(10,957)	(37,205)
Adjusted Compensation and Benefits Expense	$193,416	$111,505	$474,693	$300,151

Non-Compensation Expenses
Occupancy and Related	$8,564	$7,883	$25,877	$22,821
Travel and Related	546	5,567	6,379	19,247
Professional Fees	6,014	6,120	16,077	17,589
Communications and Information Services	3,435	3,365	10,575	10,071
Depreciation and Amortization	3,700	3,454	11,229	10,709
Other Expenses	8,312	5,015	21,178	17,906
GAAP Non-Compensation Expense	30,571	31,404	91,315	98,343
Amortization of Intangible Assets(2)	(1,928)	(1,758)	(5,783)	(5,726)
Spin-Off-Related Payable Due to Blackstone(3)	(464)	(430)	(517)	(515)
Adjusted Non-Compensation Expense	$28,179	$29,216	$85,015	$92,102

PJT Partners Inc.

Summary of Shares Outstanding (unaudited)

The following table provides a summary of weighted-average shares outstanding for the three and nine months ended September 30, 2020 and 2019 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the Company’s Class A common stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	24,009,979	22,968,953	23,825,622	23,127,276
Vested, Undelivered RSUs	635,874	1,044,080	605,814	979,903
Basic Shares Outstanding, GAAP	24,645,853	24,013,033	24,431,436	24,107,179
Dilutive Impact of Unvested Common RSUs(6)	1,596,778	960,537	1,021,380	916,905
Diluted Shares Outstanding, GAAP	26,242,631	24,973,570	25,452,816	25,024,084

Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	24,009,979	22,968,953	23,825,622	23,127,276
Vested, Undelivered RSUs	635,874	1,044,080	605,814	979,903
Conversion of Unvested Common RSUs(6)	1,596,778	960,537	1,021,380	916,905
Conversion of Participating RSUs	7,777	28,514	20,266	45,039
Conversion of Partnership Units	15,292,265	15,915,865	15,481,688	15,953,341
If-Converted Shares Outstanding	41,542,673	40,917,949	40,954,770	41,022,464

	As of September 30,
	2020	2019
Fully-Diluted Shares Outstanding(7)(8)	44,019,898	43,274,179

As of September 30, 2020, there were 3.6 million Partnership Units and 0.4 million RSUs subject to market conditions that are not included in fully-diluted shares outstanding.

Of the 4.0 million Partnership Units and RSUs subject to market conditions, 1.25 million require the Company to achieve a volume-weighted average share price over any consecutive 30-day trading period (“30-day VWAP”) of $63, 1.25 million require a 30-day VWAP of $71 and 1.50 million require a 30-day VWAP of $79.

As of October 26, 2020, the 30-day VWAP was approximately $61.82.

Footnotes

(1)

This adjustment adds back to GAAP Pretax Income transaction-related compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and the acquisition of CamberView.

(2)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO, the acquisition of PJT Capital LP on October 1, 2015 and the acquisition of CamberView on October 1, 2018.

(3)

This adjustment adds back to GAAP Pretax Income the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(4)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.
(5)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense, tax benefit recorded pursuant to the CARES Act as well as certain payments to Blackstone resulting from the October 1, 2015 spin-off.

(6)	Represents the dilutive impact under the treasury method of unvested, non-participating RSUs that have a remaining service requirement.
(7)	Excludes 3.6 million unvested Partnership Units and 0.4 million RSUs as of September 30, 2020 that have yet to satisfy certain market conditions.
(8)	Assumes all Partnership Units and unvested participating RSUs have been converted to shares of the Company’s Class A common stock.
Note:	Amounts presented in tables above may not add or recalculate due to rounding.